Exhibit 2.4

UTILITY SYSTEM

ASSET ACQUISITION AGREEMENT

By and Among

FLORIDA GOVERNMENTAL UTILITY AUTHORITY,

AS BUYER

and

AQUA UTILITIES FLORIDA, INC.,

AND

CRYSTAL RIVER UTILITIES, INC.,

AS SELLERS

Dated

December 28, 2012

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APPENDICES

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UTILITY SYSTEM

ASSET ACQUISITION AGREEMENT

THIS AGREEMENT, is made and entered into as of this 28th day of December, 2012, by and among the Florida Governmental Utility Authority, a legal entity and public body created by interlocal agreement pursuant to section 163.01(7), Florida Statutes (the “FGUA”), and Aqua Utilities Florida, Inc. and Crystal River Utilities, Inc. (each hereinafter individually referred to as a “Seller” and collectively referred to as “Aqua”).

W I T N E S S E T H:

WHEREAS, Aqua owns potable water supply, treatment, and distribution systems and wastewater collection, transmission, treatment, disposal and reuse systems that are the subject of this Agreement in Alachua County, Citrus County, Hardee County, Lake County, Lee County, Marion County, Orange County, Pasco County, Polk County, Putnam County, Seminole County, and Volusia County, Florida; and

WHEREAS, the FGUA, pursuant to section 163.01, Florida Statutes, the Florida Interlocal Cooperation Act of 1969, and that certain interlocal agreement initially entered into and adopted by Brevard County, Lee County, Polk County and Sarasota County, as subsequently amended and restated (the “Interlocal Agreement”), has the power and authority to provide potable water and wastewater infrastructure and service throughout the State of Florida, and more specifically within the Aqua Counties (as herein defined); and

WHEREAS, the FGUA held a public hearing on December 28, 2012 concerning the proposed purchase and sale of the water and wastewater utility assets owned by Aqua in Florida that are the subject of this Agreement, and made a determination that such a purchase and sale of such assets is in the public interest; and

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WHEREAS, the FGUA, in determining if such a purchase and sale is in the public interest, considered, at a minimum, all of the factors required by law; and

WHEREAS, in accordance with the requirements of section 163.01(7)(g), Florida Statutes, either (i) the FGUA has obtained consent from each local government in the Aqua Counties, or (ii) a local government has taken no action following notice thereby authorizing the FGUA to execute this Agreement and to consummate the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and agreements contained herein, the parties to this Agreement do undertake, promise and agree for themselves, their permitted successors and assigns as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings as defined herein unless the context requires otherwise:

“Agreement” means this Utility System Asset Acquisition Agreement, including any amendments and supplements hereto executed and delivered in accordance with the terms hereof.

“Appendices” means Appendices A through R attached to and made a parte of this Agreement.

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“Aqua” means, collectively, Aqua Utilities Florida, Inc. and Crystal River Utilities, Inc., each of which is a Florida corporation, and their successors and assigns.

“Aqua Counties” means counties in which Aqua owns and operates the Utility System including Alachua, Citrus, Hardee, Lake, Lee, Marion, Orange, Pasco, Polk, Putnam, Seminole, and Volusia Counties, Florida.

“Board” means the governing body of the FGUA.

“Bonds” has the meaning set forth in Section 4.03(A) of this Agreement.

“Closing” has the meaning set forth in Section 5.01 of this Agreement.

“Closing Date” has the meaning set forth in Section 5.01 of this Agreement.

“Connection Charges” has the meaning set forth in Section 5.05(A) of this Agreement.

“Contractor” has the meaning set forth in Section 6.03(A) of this Agreement.

“Deductible” has the meaning set forth in Section 6.09 of this Agreement.

“Effective Time” means 12:01 a.m. (Eastern) on the Closing Date.

“Easements” means all rights, privileges, easements, licenses, prescriptive rights, rights-of-ways, and rights to use public and private roads, highways, streets, railroads and other areas owned or used by Aqua in connection with the construction, reconstruction, installation, expansion, maintenance and operation of the Utility System or the Purchased Assets.

“Environmental Law” includes all federal, state and local environmental laws and regulations, including, without limitation: (1) the United States Clean Water Act (also known as the United States Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; (2) the United States Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; (3) the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; (4) the United States Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat., 1613; (5) the United States Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (6) the United States Safe Drinking Water Act, 42 U.S.C. § 300j-8; (7) Chapter 403 Florida Statutes; and (8) regulations related thereto. Any reference to legislative act or regulation shall be deemed to include all amendments thereto and all regulations, orders, decrees, judgments or notices issued thereunder.

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“Environmental Site Assessment” or “ESA” has the meaning set forth in Section 4.05(A) of this Agreement.

“Escrow Closing” has the meaning set forth in Section 5.08(A) of this Agreement.

“Excluded Assets” means those assets, properties and rights, both tangible and intangible, real and personal, of Aqua described in Section 3.02(C) and Appendix O hereto which shall not be sold, conveyed, or transferred to the FGUA pursuant to this Agreement.

“FGUA” means the Florida Governmental Utility Authority created by the Interlocal Agreement initially entered into by and among Brevard County, Lee County, Polk County, and Sarasota County, Florida and whose membership currently consists of Polk County, Lee County, Citrus County, Pasco County, Hendry County and DeSoto County, Florida.

“FPSC” means the Florida Public Service Commission.

“Individual System” means a single water or wastewater system within an Operating System. For example, the Pasco System consists of the Palm Terrace, Zephyr Shores and Jasmine Lakes water and wastewater Individual Systems.

“Initial Interest Rate” has the meaning set forth in Section 4.04 of this Agreement.

“Interlocal Agreement” has the meaning set forth in the Recitals to this Agreement.

“Knowledge” means, with respect to an individual who is a natural being, the actual knowledge or awareness of a particular fact or other matter, or facts or matters a prudent person could be expected to discover or otherwise be aware thereof in the ordinary course of conducting his business.

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“Lake System” means that portion of the Utility System and Purchased Assets located in Lake County, Florida.

“Lake System Bonds” has the meaning set forth in Section 4.03(A) of this Agreement.

“Material” or “Materiality” means a level of significance that would have affected any decision of a reasonable person in that person’s position regarding whether to enter into this Agreement or would affect any decision of a reasonable person in that person’s position regarding whether to consummate the transaction contemplated by this Agreement.

“Operating System” means the Unified System, Lake System, or the Pasco System, each comprising an individual Operating System.

“Other Bonds” has the meaning set forth in Section 4.03(A) of this Agreement.

“Pasco System” means that portion of the Utility System and Purchased Assets located in Pasco County, Florida.

“Pasco System Bonds” has the meaning set forth in Section 4.03(A) of this Agreement.

“Permitted Exceptions” means those title exceptions described in Appendix P hereto.

“Purchase Price” has the meaning set forth in Section 3.03 of this Agreement.

“Purchased Assets” has the meaning set forth in Section 3.02(A) of this Agreement.

“Real Estate Warranty Period” has the meaning set forth in Section 2.02 of this Agreement.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

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“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereof imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

“TIC” or “True Interest Cost” means the rate assuming semi-annual interest payments and a 30/360 day count convention, necessary to discount the amounts payable on the respective principal and interest payments, assuming the bonds are not redeemed prior to maturity, to the purchase price received for the bonds. The purchase price shall be calculated as par amount of the bonds at Closing minus any original issue discount and plus any original issue premium.

“Title Agent” means the law firm of Nabors, Giblin & Nickerson, P.A. as agent for Old Republic National Title Insurance Company or another entity acceptable to the FGUA.

“Title Policy” has the meaning set forth in Section 4.07(A) of this Agreement.

“Transaction Cost” means the engineering fees, system operator fees, attorney fees, and other costs, fees and expenses incurred by the FGUA in connection with the negotiations and due diligence leading up to the FGUA’s acquisition of the Purchased Assets and the documentation and closing on the acquisition, issuance of bonds, including, but not limited to, (A) rating agency and other financing fees; (B) the fees and disbursements of bond counsel; (C) the discount taken by the underwriter; (D) the fees and disbursements of the FGUA’s financial advisor; (E) the fees and disbursements of the FGUA’s consulting engineers; (F) the fees and disbursements of the FGUA’s water and wastewater counsel and consultants; (G) the costs of preparing or printing the Bonds and the documentation supporting issuance of the Bonds; (H) the fees payable in respect of any municipal bond insurance policy; and (I) any other costs of a similar nature incurred in connection with issuance of the Bonds.

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“Unified System” means those portions of the Utility System and Purchased Assets located in Alachua, Citrus, Hardee, Lee, Marion, Orange, Polk, Putnam, Seminole, and Volusia Counties, Florida.

“Unified System Bonds” has the meaning set forth in Section 4.03(A) of this Agreement.

“Utility System” means all potable water supply, treatment, storage, and distribution systems and wastewater collection, transmission, treatment, disposal and reuse systems owned by Aqua, which provide services in the Aqua Counties.

SECTION 1.02. CONSTRUCTION AND INTERPRETATION.

(A) Words that indicate a singular number shall include the plural in each case and vice versa, and words that import a person shall include legal entities, firms and corporations.

(B) The terms “herein,” “hereunder,” “hereby,” “hereof,” and any similar terms, shall refer to this Agreement; the term “heretofore” shall mean before the date of execution of this Agreement; and the term “hereafter” shall mean on or after the initial date of execution of this Agreement.

(C) Words that reference only one gender shall include all genders.

(D) This Agreement shall be construed as resulting from joint negotiation and authorship. No part of this Agreement shall be construed as the product of any one of the parties hereto.

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SECTION 1.03. INCORPORATION. The Appendices hereto and each of the documents referred to therein are incorporated and made a part hereof in their entirety by reference.

SECTION 1.04. SECTION HEADINGS. Any headings preceding the texts of the several Articles, Sections, or Appendices in this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for the convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

SECTION 1.05. REPRESENTATION BY COUNSEL; CONSTRUCTION. Each party acknowledges and represents to the other that it has been represented by legal counsel in connection with the preparation and execution of this Agreement and related documents, and each party, therefore, acknowledges and agrees that any rule of construction or interpretation of language against the drafting party shall not be applicable to this Agreement or any related document.

ARTICLE II

REPRESENTATIONS

SECTION 2.01. REPRESENTATIONS OF THE FGUA. The FGUA makes the following representations, which representations shall survive the Closing for a period of twelve (12) months.

(A) The FGUA is duly organized and validly existing as an intergovernmental utility authority created by the Interlocal Agreement pursuant to section 163.01(7), Florida Statutes.

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(B) The FGUA has full power and authority to enter into the transactions contemplated by this Agreement.

(C) Whether or not applicable, the FGUA has fulfilled and complied with the provisions of section 125.3401, section 180.301 and section 189.423, Florida Statutes, relative to the purchase of the Utility System by a governmental agency.

(D) The FGUA is not in default under any provisions of the laws of the State of Florida material to the performance of its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation by the FGUA of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the FGUA. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of the FGUA, enforceable against the FGUA in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, or by the exercise of judicial discretion of a court of competent jurisdiction in accordance with general principles of equity.

(E) The authorization, execution, performance and delivery of this Agreement and the consummation by the FGUA of the transactions contemplated by this Agreement will not conflict with, violate or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order, or any provision of the Constitution or the laws of the State of Florida relating to the FGUA or its affairs, or any ordinance, resolution, agreement, lease or other instrument to which the FGUA is subject or by which it is bound.

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(F) There is no action, suit, investigation or proceeding pending or, to the FGUA’s knowledge, threatened against or affecting the FGUA, at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherein any decision, ruling or finding would adversely affect the transactions contemplated by this Agreement or which in any way would adversely affect the validity of this Agreement or any other agreement or instrument to which the FGUA is a party and which is used or contemplated for use in the consummation of the transactions contemplated by this Agreement.

(G) The FGUA has not dealt with any broker, salesman or finder in connection with the transactions contemplated by this Agreement and no sales commissions or finder’s fees are due or payable as a result hereof.

(H) At the FGUA’s sole cost and expense, the FGUA has provided notice to, and received all required consents from, all host governments in the Aqua Counties of the proposed purchase by the FGUA of the Utility System, or the applicable host government took no action within the statutory time period. No other host government consents in the Aqua Counties are required for the FGUA to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(I) Subject to the provisions in Section 4.03 of this Agreement, the FGUA will have a source of immediately available funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement at the Closing.

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(J) The FGUA has conducted its own independent investigation, review and analysis of the Utility System and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Aqua for such purpose. The FGUA acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the FGUA has relied upon its own investigation and the express representations of warranties of Aqua set forth in Section 2.02 of this Agreement (including the related portions of the Appendices hereto); and (ii) neither Aqua nor any other person has made any representation or warranty as to Aqua, the Operating System or the Purchased Assets, except as expressly set forth in Section 2.02 of this Agreement (including the related portions of the Appendices hereto).

SECTION 2.02. REPRESENTATIONS OF AQUA. Each Seller, severally and jointly, makes the following representations and warranties, which representations and warranties shall survive the Closing for a period of twelve (12) months, except for those set forth in Sections 2.02(E)(1) and (2) which shall survive for a period of twenty four (24) months (“Real Estate Warranty Period”).

(A) Each Seller is duly organized, validly existing and in good standing in the State of Florida and authorized to do business in such jurisdiction, and has all requisite corporate power and authority to enter into the transactions contemplated by this Agreement.

(B) The execution, delivery and performance of this Agreement and the consummation by each Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of such Seller. Assuming the due authorization, execution and delivery by the FGUA, this Agreement will be valid and enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, or by the exercise of judicial discretion of a court of competent jurisdiction in accordance with the general principles of equity.

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(C) Except as disclosed in Appendix F, there are no current actions, suits or proceedings at law or in equity pending or, to each Seller’s knowledge, threatened against such Seller before any federal, state, municipal or other court, administrative or governmental agency or instrumentality, domestic or foreign, which affect its respective Utility System or any of its respective Purchased Assets or such Seller’s right and ability to make and perform this Agreement; nor is Aqua aware of any facts which to its knowledge are likely to result in any such action, suit or proceeding. Aqua is not materially in default with respect to any permit, order or decree of any court or of any administrative or governmental agency or instrumentality affecting its respective Utility System or any of its respective Purchased Assets. Each Seller agrees and covenants that it shall have a continuing duty to disclose to the FGUA up to and including the Closing the existence and nature of all pending judicial or administrative suits, actions, proceedings and orders which in any way relate to the construction, operation or maintenance of its respective Utility System.

(D) Each Seller has not dealt with any broker, salesman or finder in connection with the transactions contemplated by this Agreement and no sales commissions or finder’s fees are due or payable as a result hereof.

(E) Each Seller has prepared, completed and delivered to the FGUA, or, within ten (10) days following execution of this Agreement, each Seller shall prepare, complete and deliver to the FGUA, the following Appendices, subject to any qualifications stated in the Appendices. Within ten (10) days of the FGUA’s receipt of the Appendices, the FGUA shall provide Aqua with written notice of objection to any Appendix, or part thereof. In the event of a timely objection, the parties shall have five (5) days to resolve the objection or the FGUA may elect to terminate the Agreement. Upon such termination the parties shall have no liability and no further obligation to each other under this Agreement. In the event that no timely objection is received, the Appendices shall be deemed accepted by the parties as the Appendices to this Agreement.

(1) Appendix A is a schedule providing a complete legal description or recording references, which each Seller has in its possession, for all real property owned by such Seller, to its knowledge upon due inquiry, which real property such Seller acquired either from Florida Water Services Corporation; AquaSource, Inc.; or another third party, respectively.

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(2) Appendix B is a schedule for each Seller identifying in reasonable detail all Easements with respect to its Utility System or Purchased Assets, to Seller’s knowledge at the time of execution of this Agreement; provided that, the Appendix shall not include public rights-of-ways, platted easements and general rights to use public roads, highways, and streets.

(3) Appendix C contains a list of the material water and wastewater assets of each Seller comprising its respective Utility System together with the locations of such assets and identifying the places at which plans and specifications can be examined which substantially describe its respective Purchased Assets.

(4) Appendix D is a schedule for each Seller of its material construction work in progress and third party warranties currently in effect that relate to completed or in-progress construction, including manufacturer’s warranties.

(5) Appendix E is a schedule for each Seller of all current or active federal and Florida Department of Environmental Protection and Water Management District permits, applications or other documents, together with effective dates and any expiration dates, which authorize the operation of its respective Utility System by all such applicable governmental authorities.

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(6) Appendix F is a schedule of litigation and material regulatory non-compliance issues known to each Seller which may include notices of violation, inspection or enforcement actions and specifically identifying the Individual System and the non-compliance issues identified by the regulatory authority.

(7) Appendix G is an inventory of the material equipment, vehicles (indicating leased rolling stock), tools, parts, laboratory equipment, computer equipment, meters, meter reading equipment and related software and other personal property, other than the Excluded Assets, used by each Seller in connection with the operation of its respective Utility System.

(8) Appendix H is a schedule for each Seller of all operating and vendor contracts affecting its respective Utility System, to be assumed by the FGUA.

(9) Appendix I is a schedule of all reuse or effluent disposal agreements entered into by each Seller for sale or reuse of effluent delivered through its respective Utility System.

(10) Appendix J is a schedule of all executory purchased water and purchased wastewater service agreements entered into by each Seller in connection with its respective Utility System.

(11) Appendix K is a schedule which sets forth all executory developer or service agreements under which each Seller, as owner of its respective Utility System, has any continuing or outstanding water or wastewater service obligations relating to its respective Utility System as of September 30, 2012, and the total number of (a) contractual connections; (b) contractual connections paid for and not yet connected; (c) contractual connections not yet paid for and not yet connected; and (d) any contractual connections for which such Seller has or expects to begin collecting a periodic minimum or base charge prior to the Closing.

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(12) Appendix L is a schedule of all other agreements entered into between each Seller and third parties which would reasonably be considered to be an encumbrance upon its respective Purchased Assets, including, without limitation, any leasehold agreements or oral agreements, if any. Any such agreements that have not been reduced to writing are identified on said schedule with a narrative of the terms thereof included therein.

(13) Appendix M is a schedule of all current tariffs collectively setting forth the most current schedule of rates, fees and charges that each Seller is authorized to impose.

(F) Each Seller shall, prior to the Closing, secure all required consents from third parties necessary to comply with the terms of any of the agreements to be assumed by the FGUA or that are necessary for the FGUA’s ownership, operation and use of the Purchased Assets.

(G) To its knowledge, each Seller is not in violation of any governmental law, rule, regulation, permitting condition, or other governmental requirement of any type or nature which violation would have a material adverse effect on its respective Individual Systems or on its applicable Operating Systems.

(H) To the knowledge of each Seller, (1) there are no hazardous substances (as that term is defined in the Environmental Laws), located upon or beneath the real estate to be conveyed to the FGUA at concentrations that could reasonably be expected to result in the owner or operator of such real estate being required to remediate such hazardous substances under Environmental Laws, and (2) except as set forth in Appendix N, such Seller is in material compliance with all applicable Environmental Laws. Except as set forth in Appendix N, each Seller has not received any written notice from any governmental authority finding material non-compliance with applicable Environmental Laws since January 1, 2007.

(I) The management, officers and directors of each Seller have no knowledge of material facts adversely affecting the physical condition of its respective Utility System or its respective Purchased Assets which are not readily observable or which have not been disclosed or provided by such Seller to the FGUA in connection with this transaction or otherwise.

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ARTICLE III

PURCHASE AND SALE OF ASSETS

SECTION 3.01. PURCHASE AND SALE COVENANT. At the Closing, the FGUA shall purchase and Aqua shall sell and convey the Purchased Assets to the FGUA upon the terms and subject to the conditions set forth in this Agreement. At the Closing, the FGUA shall assume responsibility for the performance and satisfaction of Aqua’s obligations in accordance with Assignment and Assumption Agreements and other documents substantially in the form attached hereto as Appendix R.

SECTION 3.02. PURCHASED ASSETS.

(A) The assets of Aqua to be purchased by the FGUA hereunder (the “Purchased Assets”) shall consist of those assets, business properties, and rights (both tangible and intangible) that Aqua owns or possesses at the Closing, including the following:

(1) All fee simple real property as described in Appendix A hereof;

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(2) All Easements described in Appendix B and any others that Aqua owns or possesses that are necessary for the use of the Purchased Assets;

(3) All water and wastewater treatment plants, including reuse and reclaimed water wells, water supplies, wells, collection, transmission, and distribution system piping, pumping, and effluent and disposal facilities of every kind and description whatsoever including, without limitation, all trade fixtures, leasehold improvements, lift stations, pumps, generators, controls, tanks, distribution, collection or transmission pipes or facilities, valves, meters, meter reading devices and associated software, service connections, and all other physical facilities, appurtenances and property installations used in the operation of the Utility System described in Appendix C, together with an assignment of all existing and assignable third party warranties and ownership documents that relate to completed or in progress construction as more particularly described in Appendix D;

(4) All equipment and other personal property as more particularly described in Appendix G to this Agreement.

(5) All as-built surveys and water and wastewater plans, plats, engineering and other drawings, designs, blueprints, plans and specifications, maintenance and operating manuals, engineering reports, calculations, computer studies, non-corporate accounting, and non-corporate business records and all other non-corporate information, in each case, controlled by or in the possession of Aqua that relate to the description and operation of the Utility System, inclusive of all pertinent computer records;

(6) To the extent that they may be transferred, all necessary regulatory approvals subject to all conditions, limitations or restrictions contained therein; all existing permits and other governmental authorizations and approvals of any kind necessary to construct, operate, expand, and maintain the Utility System according to all governmental requirements, as more specifically described in Appendix E to this Agreement;

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(7) The following records: (i) all information required to be maintained related to the Purchased Assets; (ii) all information provided through the due diligence process; (iii) engineering project files; (iv) electronic map files; (v) plans for engineering projects; (vi) environmental files; (vii) developer files; (viii) daily operations logs; (ix) operations files; (x) any consents or administrative orders; (xi) service and warranty records; (xii) equipment logs, operating guides, and manuals located at each plant; (xiii) database of customer accounts; (xiv) updated fixed asset list; and (xv) copies of general ledger by plant;

(8) All claims of Aqua against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent, relating to (a) the Purchased Assets and (b) a tacking of time periods for any prescriptive easement or adverse possession claim; and

(9) The rolling stock listed in Appendix G to this Agreement; provided that, at or prior to Closing, Aqua may sell certain components of this rolling stock to third parties in which case the sale price for such components (net of any lease payments Aqua is required to make in order to convey such components free and clear of any lease encumbrance), shall be a reduction to the Purchase Price payable at Closing. Notwithstanding the foregoing, if the lease payments which Aqua is required to make in order to convey free and clear title for such vehicles is greater than the purchase price paid to Aqua for such vehicles, then Aqua shall have the right to include such vehicles in the definition of “Excluded Assets”.

(B) The Purchased Assets shall be conveyed by Aqua to the FGUA free and clear of all liens or encumbrances, subject to the Permitted Exceptions.

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(C) The Purchased Assets do not and shall not include the Excluded Assets as set forth in Appendix O to this Agreement.

(D) Within sixty (60) days after the Closing, Aqua shall remove all Excluded Assets from the real property portion of the Utility System. Such removal shall be done in such manner as to avoid (1) any damage to the Utility System and other properties to be occupied by the FGUA, and (2) any disruption to the operation of the Utility System after the Closing. Any damage to the Utility System resulting from such removal shall be paid, as soon as reasonably practicable, by Aqua. Should Aqua fail to remove the Excluded Assets within such sixty (60) day period, the FGUA shall have the right, but not the obligation, (1) to remove the Excluded Assets at Aqua’s sole cost and expense; (2) to store the Excluded Assets and to charge Aqua all storage costs associated therewith; or (3) to exercise any other right or remedy conferred by this Agreement. Aqua shall, as soon as reasonably practicable, reimburse the FGUA for all costs and expenses incurred by the FGUA in connection with any Excluded Assets not removed from the Utility System by Aqua within the timeframe provided above.

(E) The FGUA does not assume any debts, liabilities, obligations, or other financial or service obligations of Aqua, except as may be expressly provided hereunder or as may be otherwise provided in writing. The FGUA does not assume and shall not be liable for any expense, assessment, exposure, fine, penalty, liability, act or omission of any kind whatsoever imposed or required by any third party, whether known or unknown, contingent, liquidated or not liquidated, arising or accruing under contract, tort, or pursuant to statute, rule, ordinance, law, regulation or otherwise, arising or accruing before the Closing Date, regardless of when the claim is made. Aqua shall remain liable for and shall pay, perform or discharge all such liabilities and obligations; provided Aqua is not hereby limited in its right to contest in good faith any such liabilities or obligations. The FGUA does not assume, and is not liable for, any litigation pending at Closing involving Aqua or the Purchased Assets.

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SECTION 3.03. PURCHASE PRICE. The aggregate purchase price shall be Forty Nine Million Two Hundred Thousand Dollars ($49,200,000.00) (“Purchase Price”), subject to the terms, adjustments and prorations provided herein. The Purchase Price for each of the Operating Systems shall be payable by the FGUA to the respective Seller in immediately available funds at the Closing by wire transfer pursuant to wire instructions to be provided by Sellers to the FGUA prior to the Closing. The Purchase Price for each of the Operating Systems is as follows:

(1)	Pasco System	$16,419,315

(2)	Lake System	$14,627,847

(3)	Unified System	$18,152,838

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING

SECTION 4.01. PROVISION OF INFORMATION BY AQUA.

(A) Aqua has gathered, and delivered to the FGUA, the information described and to be encompassed by Appendices A through N hereof, which are more particularly described in Sections 2.02(E)(1) through (13) and 2.02(H) hereof, and the corporate guarantee described in Section 6.09(A).

(B) Aqua shall make any plans or specifications for the Utility System available to the FGUA, or its representatives, for inspection during normal business hours and upon reasonable advance notice from the FGUA.

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SECTION 4.02. FINANCIAL DUE DILIGENCE. The FGUA has had the opportunity to examine the billing analysis and to cause to be prepared at its expense a due diligence investigation of the revenues of the Utility System by a FGUA rate consultant or fiscal agent selected by it. The FGUA has relied upon its own financial due diligence investigation in entering into this Agreement.

SECTION 4.03. ISSUANCE OF BONDS.

(A) The purchase of the Utility System by the FGUA is subject to its ability to successfully finance it in accordance with the provisions of this Section 4.03. At a minimum, it will be necessary for the FGUA to issue several series of its bonds in a par amount adequate to pay (1) the Purchase Price for each Operating System, (2) all Transaction Costs, and (3) the cost of capital improvements as determined by the FGUA’s engineers. Currently the FGUA anticipates issuing: (1) at least $19,199,239 aggregate principal amount of bonds to acquire the Pasco System (the “Pasco System Bonds”); (2) at least $17,277,033 aggregate principal amount of bonds to acquire the Lake System (the “Lake System Bonds”); and (3) at least $22,415,977 aggregate principal amount of bonds to acquire the Unified System (the “Unified System Bonds”). One or more of the aforedescribed bond issues could be divided into multiple bond issues (the “Other Bonds”). The Pasco System Bonds, the Lake System Bonds, the Unified System Bonds, and the Other Bonds are referred to herein as the “Bonds.”

(B) Each series of the Bonds shall have the following characteristics: (1) the term of such series shall be for at least thirty (30) years; (2) a true interest cost of not greater than 4.5%; (3) ratings from any two of the following rating agencies: (a) a rating by Moody’s Investors Service of no less than “A3”, (b) a rating by Standard & Poor’s Ratings Service of no less than “A-”, and (c) a rating by Fitch Ratings of no less than “A-” (“Ratings”); (4) standard redemption provisions with an optional redemption price of no greater than par; and (5) with a debt service reserve account in an amount equal to the maximum debt service to be paid on such series any year, subject in each case to the review and approval of the FGUA’s financial advisor that each such parameter has been met. The Bonds shall be delivered on or before the Closing Date.

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SECTION 4.04. INTEREST RATE ADJUSTMENT.

(A) The Purchase Price provided for herein was arrived at based on a bondable cash flow pro-forma. That pro-forma assumes a TIC of 4.5% (“Initial Interest Rate”) based upon a municipal tax-free revenue bond issue with 30-year maturity schedule of level principal and interest payments, a debt service coverage of 140%, achievement of the Ratings, and with the Bond insured if, in the judgment of the FGUA, that results in a lower cost of funds. For purposes of this Section 4.04, each Operating System acquisition will be financed through a separate Bond. The parties agree that the Purchase Price shall be adjusted at Closing to reflect the actual TIC achieved for each Operating System Bond. The FGUA shall direct the underwriters for the Bonds in the “Bond Purchase Agreement” to use all reasonable efforts to attain the lowest possible TIC on the Bonds.

(B) In the event that the TIC for a particular Operating System Bond is lower than the Initial Interest Rate, then the Purchase Price for that Operating System shall be adjusted upward by the additional net Bond proceeds resulting from the difference between the Initial Interest Rate and the greater of the actual TIC or 4.25%.

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(C) In the event that the actual TIC for a particular Operating System Bond is greater than the Initial Interest Rate, then the Purchase Price for that Operating System shall be adjusted downward to reflect the lower net Bond proceeds resulting from the difference between the Initial Interest Rate and the actual TIC.

(D) In the event that the actual TIC is higher than 4.65% for a particular Operating System Bond, then both Aqua and the FGUA shall have the option of terminating this Agreement for all Operating Systems by providing written notice to the other party of such termination, and, if terminated, thereupon the FGUA and Aqua shall have no liabilities and no further obligations to each other under this Agreement.

(E) The parties acknowledge and agree that a fair and accurate example of the variation in the TIC and the effect on the Purchase Price is set forth in Appendix S, and that the principals and assumptions applied in Appendix S shall likewise be applied in the determination of the Purchase Price at such time as the actual TIC has been determined. Following the FGUA’s pricing of the Bonds, Aqua agrees to execute the Purchase Price certification in the form set forth in Appendix S, prior to the FGUA entering into a Bond Purchase Agreement.

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SECTION 4.05. ENVIRONMENTAL ASSESSMENT.

(A) Aqua and the FGUA agree that the FGUA may direct and authorize, at the FGUA’s cost, a “Phase I” Environmental Site Assessment of any or all of the real property to be conveyed hereunder. The Environmental Site Assessment shall be in general accordance with the scope and limitations of the American Society for Testing and Materials Designation: E 1527-97 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment (“ESA”) Process). Prior to conducting any environmental assessment other than a Phase I ESA, the FGUA shall notify Aqua of its desire to conduct additional environmental assessments or testing. Only if the FGUA receives prior written approval from Aqua shall it be permitted to conduct any additional testing or assessment other than a Phase I ESA. Prior to performing any Phase II or additional ESA, the FGUA shall provide a scope of work to Aqua, and Aqua shall have the right to review and approve such scope of work, prior to any intrusive sampling. In the event the Phase II or additional ESA performed for the FGUA identifies the presence of hazardous substances (as that term is defined in the Environmental Laws) in the soil or groundwater at levels required to be remediated under applicable Environmental Laws, the FGUA shall provide the ESA report to Aqua. Aqua shall obtain the opinion of a qualified expert regarding an estimated cost to remediate such hazardous substances identified in the soil or groundwater as required by applicable Environmental Laws. Aqua shall be responsible for such remediation, at its expense; provided that, if the cost estimated for any remediation as set forth in this Section 4.05 exceeds $500,000, either party shall have the option of: (1) waiving this condition precedent to the Closing, (2) terminating this Agreement as to the Individual System affected, whereupon the FGUA and Aqua shall have no liability and no obligation to each other under this Agreement for such Individual System, or (3) terminating this Agreement, thereupon the FGUA and Aqua shall have no liability and no further obligations to each other under this Agreement. The provisions in this Section 4.05(A) shall not be subject to the Deductible or the Cap set forth in Section 6.09(A).

(B) All ESAs are expected to be completed and delivered to the FGUA and Aqua not less than thirty (30) days prior to the Closing.

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SECTION 4.06. SURVEY. Aqua shall provide the FGUA with all existing surveys of the real property to be conveyed to the FGUA within ten (10) days of Aqua signing this Agreement. The FGUA shall have the option to order a new or updated survey of any or all real property being insured by the title insurance policies hereunder. Such new surveys shall be at the FGUA’s expense. Any such surveys shall (A) be received not less than thirty (30) days prior to the Closing and updated thereafter as required by the title insurer; (B) be satisfactory and sufficient for the title insurer to delete the standard exceptions of title insurance coverage concerning encroachments, overlays, boundary line disputes or any other adverse matter which would be disclosed by an accurate survey; (C) be certified as of the current date to the FGUA, Aqua, the title insurer or any other parties requested by the FGUA; and (D) show the location of all improvements and easements. Material adverse matters (i.e., matters that materially interfere with the present use of the real property) disclosed by such surveys and disclosed to Aqua may be resolved by Aqua in its sole and absolute discretion so that such matters may be removed as an exclusion to coverage on the title insurance commitment, at Aqua’s expense, prior to the issuance of any policy after the Closing. Nothing shall obligate Aqua to expend any monies to resolve such survey matters. If Aqua is unable or unwilling to resolve such material adverse matters prior to the Closing, the FGUA shall have the option of: (1) waiving this condition precedent to the Closing, (2) terminating this Agreement as to the Individual System affected, whereupon the FGUA and Aqua shall have no liability and no obligation to each other under this Agreement for such Individual System, or (3) terminating this Agreement, thereupon the FGUA and Aqua shall have no liability and no further obligations to each other under this Agreement.

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SECTION 4.07. TITLE VERIFICATION.

(A) The FGUA shall obtain, and deliver copies to Aqua of, title insurance commitments for the real property to be conveyed hereunder as set forth in Appendix A for an ALTA form owner’s title insurance policy from the Title Agent (the “Title Policy”). Subject to subsection (D) of this Section 4.07, any encumbrances or defects in title must be removed from any title insurance commitment prior to the Closing and the subsequent Title Policy issued free and clear of encumbrances, title defects, materialman’s liens or other adverse matters, created or potentially created by Aqua, with the exception of: (1) taxes for the current year which are not yet due and payable, (2) the Permitted Exceptions, and (3) any encumbrance of or created by the FGUA, including any instruments evidencing debt executed by the FGUA at the Closing.

(B) The estate or interests to be insured by the Title Insurance Policy shall consist of all real property identified in Appendix A.

(C) At the Closing, or upon issuance of any Title Insurance Policy after the Closing, the owner’s title insurance policy shall show marketable title to the insured estate or interests vested in the FGUA. All charges and costs for the issuance of the owner’s title insurance commitments and policy(ies) shall be paid by the FGUA.

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(D) Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law. If the title commitment reflects title exceptions other than the Permitted Exceptions, the FGUA shall thereafter within ten (10) days, notify Aqua in writing specifying the defects. Aqua shall have no more than thirty (30) days from receipt of notice within which (1) to remove the defects, (2) to provide notice that it intends to remove the defects, or (3) to provide notice that it disputes the defects. Aqua shall have one hundred eighty (180) days after receipt of the FGUA’s notice, to eliminate the defects, which timeframe may extend beyond Closing. Aqua may, at its option, eliminate such defects in a variety of ways including, without limitation: (1) purchasing all or a portion of the property interest in question; (2) providing an alternate property reasonably acceptable to the FGUA; (3) commencing an eminent domain proceeding or other legal proceeding to acquire or clear title; or, (4) if the FGUA agrees, reimbursing the FGUA for its expenses in acquiring title to the property in an eminent domain proceeding. If Aqua or the FGUA commences a legal proceeding to acquire or clear title, the time period to cure defects shall extend until a final determination is made in such proceeding or appeal thereof; provided Aqua shall use its commercially reasonable efforts to prosecute diligently to completion any such proceeding. In the event Aqua fails to cure any title defect as provided herein, the FGUA may require substitute property, or payment by Aqua of an amount equal to the fair market value of the property, or portion thereof, taking into account any planned closure of existing utility plants or related facilities located thereon.

(E) At its election, the FGUA may search the Official Records of the Aqua Counties and the records of the Secretary of State for uniform commercial code financing statements evidencing a secured interest in the Purchased Assets other than the real property. Such search shall be at the FGUA’s expense. Any secured interests in the Purchased Assets other than Permitted Exceptions and those relating to real property must be identified by the FGUA to Aqua not less than thirty (30) days prior to the Closing and must be paid off, released or terminated at Aqua’s expense provided that, the FGUA’s failure to identify shall not relieve Aqua of its obligation hereunder to convey the Purchased Assets free and clear of all liens or encumbrances, subject to the Permitted Exceptions.

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SECTION 4.08. REGULATORY RATE COMPLIANCE. To the extent that Aqua has any regulatory rate relief proceedings pending at the time of the Closing before the FPSC, other county regulatory authority, or before an appellate court in the State of Florida, Aqua shall terminate such proceedings upon the Closing and all financial responsibility or liability for any rate relief, refund or other obligations relating to such proceedings shall remain with Aqua after the Closing, and shall expressly not be assumed by the FGUA. Notwithstanding the foregoing sentence, Aqua shall not be prohibited from filing or pursuing any such regulatory rate relief proceedings during the period commencing on the date of this Agreement and ending on the Closing Date. The parties further acknowledge that Aqua has pending a FPSC rate indexing. Aqua shall complete and fully implement the indexed rates prior to the FGUA’s obligation to consummate the transactions contemplated by this Agreement.

SECTION 4.09. TRANSFER OF PERMITS. Within thirty (30) days after the FGUA executes this Agreement, Aqua shall commence all requisite action to notify, apply for and seek the transfer of the permits and governmental approvals described in Appendix E hereof, including, but not limited to, the procedures referenced in Rule 62-4.120, Florida Administrative Code (1990), 40 C.F.R. § 122.63(d) (1998) and 47 C.F.R. § 73 (1998) and shall use all reasonable efforts to obtain the transfer of such permits. The FGUA shall timely cooperate and provide all reasonably necessary assistance in this endeavor, including, but not limited to, execution at the Closing of the permit transfer applications prepared by Aqua. Upon the Closing, the FGUA shall assume all obligations under the permits and governmental approvals necessary for the continued operation of the Utility System. The FGUA and Aqua acknowledge that the transfer of permits cannot be effectuated until after the Closing of the transactions contemplated by this Agreement, and as such shall constitute a post-Closing obligation of the parties until completed. All charges and costs for the transfer of permits shall be shared equally by Aqua and the FGUA.

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SECTION 4.10. DEADLINE TO CLOSE AND DISBURSE. Notwithstanding any other provision in this Agreement, if the Closing and disbursement to Aqua of the Purchase Price, subject to the terms, adjustments and prorations provided herein, do not occur on or before June 30, 2013, then Aqua or the FGUA shall have the option of: (1) waiving this deadline or (2) terminating this Agreement, thereupon the FGUA and Aqua shall have no liability and no further obligations to each other under this Agreement.

SECTION 4.11. ACKNOWLEDGEMENT OF TRANSFER. The obligations of the parties to consummate the transactions contemplated hereby are subject to (1) Aqua Utilities Florida, Inc. filing a notice with the FPSC to acknowledge transfer of its respective Purchased Assets to the FGUA, and (2) Crystal River Utilities, Inc. filing a notice with Citrus County to acknowledge transfer of its respective Purchased Assets to the FGUA.

SECTION 4.12. TRANSACTION WITH SARASOTA COUNTY. The obligations of Aqua to consummate the transactions contemplated hereby are subject to: (1) Dolomite Utilities Corp. (as affiliate of Aqua) executing an agreement with Sarasota County not less than twenty (20) days prior to the Closing Date, pursuant to which Sarasota County agrees to purchase from Dolomite Utilities Corp. the water and wastewater systems owned by Dolomite Utilities Corp. in Sarasota County for a purchase price of not less than $36,800,000; and (2) the FGUA entering into an Interlocal Agreement with Sarasota County to provide for mutual cooperation and assistance to achieve a successful closing on the Aqua transactions. In the event these conditions are not met, either party shall have the option of: (1) waiving this condition or (2) terminating this Agreement, thereupon the FGUA and Aqua shall have no liability and no further obligations to each other under this Agreement.

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ARTICLE V

CLOSING PROCEDURES

SECTION 5.01. CLOSING DATE AND PLACE. The asset and bond closings (collectively, the “Closing”) shall be held at the law firm of Nabors, Giblin & Nickerson, P.A., in Tampa, on or before February 28, 2013, or at such later date as mutually agreed among the parties (the “Closing Date”); provided that the Closing Date shall be automatically extended for a period of up to thirty (30) days to complete the financing as provided in Section 4.03 of this Agreement.

SECTION 5.02. DOCUMENTS FOR THE CLOSING.

(A) At the Closing, each Seller shall furnish a certificate reaffirming such Seller’s representations and warranties as set forth in this Agreement up to the Closing Date, and a release of documents from the Escrow Closing.

(B) At the Closing, the FGUA shall furnish the closing statement, a certificate reaffirming the FGUA’s representations and warranties as set forth in this Agreement up to the Closing Date, and a release of documents from the Escrow Closing.

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(C) From time to time after the Closing, each party hereto shall, upon request of the other, execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers or other documentation for (1) confirming or correcting title in the name of the FGUA or perfecting possession by the FGUA of any or all of the Purchased Assets in existence or use at the time of the Closing, including the establishment of Easements of record, without resort to litigation, expenditure of monies or other extraordinary means, provided that Aqua’s obligations pursuant to this Section 5.02(C) shall be subject to Section 6.09(B), or (2) otherwise fulfilling the obligations of the parties hereunder.

SECTION 5.03. PROPERTY TAXES. Aqua shall be required to escrow through the Title Agent for payment to the Tax Collector of the Aqua Counties an amount equal to the current ad valorem taxes and assessments due (real and personal), prorated through the Closing Date in accordance with section 196.295, Florida Statutes. The FGUA shall cooperate with Aqua in its effort to recover any taxes paid in excess of that due through the Closing Date. However, in no event shall the FGUA be responsible for any ad valorem taxes or assessments (real or personal) for the current year, which are not cancelled after the Closing Date.

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SECTION 5.04. ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS. Each Seller hereby agrees to cooperate with the FGUA to ensure an orderly transition of all of its customers with respect to billing and customer service activities including, but not limited to, working with the FGUA on a compatible format for transfer of customer data. The parties agree that the FGUA will be entitled to all customer billings with respect to water and wastewater collection and treatment services for the period on or after the Closing Date, and each Seller will be entitled to all such billings prior to the Closing Date, such billings being considered an Excluded Asset under this Agreement. After the Closing, any payments received by the FGUA or the Sellers with respect to utility services provided utilizing the Purchased Assets shall belong to the FGUA or such Seller as provided above. If such payment or the documentation relating thereto does not indicate whether such payment is for the period prior to or after Closing, the FGUA and such Seller shall jointly determine whether the payment belongs to the FGUA or such Seller. If either the FGUA or such Seller receives a payment which under the terms of this Agreement properly belongs to the other, the party in receipt of such payment shall hold such payment in trust for the other party and shall turn the payment over to the other party upon receipt thereof without any right of setoff. At Closing, the FGUA shall assume the liability for customer deposits and each Seller shall, by electronic funds transfer, transfer all customer deposits and accrued interest thereon through Closing to the FGUA. Each Seller shall provide, by customer account, a reconciliation of accrued interest up to the Closing Date.

SECTION 5.05. CONNECTION CHARGES.

(A) Sums collected by Aqua in the ordinary course of business for connection charges, including capacity, deferred standby fees or service availability charges of any type (collectively referred to herein as “Connection Charges”) up to the Closing Date shall remain Aqua’s sole and separate property with no claim of the FGUA therefore to the extent that such connections are physically connected to the Utility System prior to the Closing. To the extent such connections are not physically connected to the Utility System prior to the Closing, then Aqua shall transfer the Connection Charges for such connections to the FGUA at the Closing.

(B) All sums collected from and after the Closing Date relative to the use of, or connection to, the Utility System shall be paid to the FGUA, with no claim of Aqua therefor.

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SECTION 5.06. PROFESSIONAL FEES; COSTS. Each party shall be responsible for securing its own counsel for representation in connection with the negotiation of this Agreement, and all other matters associated with performance, termination or the Closing hereunder; unless otherwise specified herein, and each party shall be responsible for the payment of the fees of its own attorneys, bankers, engineers, accountants, and other professional advisors or consultants in connection therewith.

SECTION 5.07. RISK OF LOSS. At all times prior to and through the Effective Time, Aqua shall maintain adequate fire and extended insurance coverage for the cost of any repairs to the Purchased Assets that may be required by casualty damage. The risk of loss during the said period of time shall fall upon Aqua. The risk of loss shall pass to the FGUA at the Effective Time.

SECTION 5.08. PROCEEDS OF SALE; CLOSING PROCEDURE.

(A) Prior to the FGUA closing the issuance of the Bonds to pay the Purchase Price, Aqua and the FGUA shall execute and place in escrow all documents necessary to close the transactions contemplated by this Agreement (the “Escrow Closing”). At the Escrow Closing, the parties shall execute and enter into an Escrow Closing Agreement in substantially the form attached as Appendix Q to this Agreement; and Aqua shall furnish the documents listed in Section 5.08(C), all in substantially the form attached as Appendix R to this Agreement. Aqua shall also furnish at the Escrow Closing any necessary assignments, estoppel letters, releases, satisfactions, terminations and any corrective instruments.

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(B) In order to secure title insurance coverage against the existence of material adverse matters recorded during the period of time between the effective date of the title insurance commitment and the date of recording of the documents creating the estate to be insured, Aqua and the FGUA agree that the escrow agent for the Escrow Closing may also be the Title Agent.

(C) Aqua shall pay all Taxes and fees necessary for transfer, filing or recording of, and shall deliver to the FGUA, the following documents affecting the transfer of the Purchased Assets to the FGUA; these documents shall be in final form, together with any exhibits or appendices thereto in the form attached as Appendix R to the Agreement:

(1) Special warranty deed for the conveyance of all real property set forth in Appendix A;

(2) Assignment of Easements for the easements set forth in Appendix B;

(3) Transfer, Assignment and Assumption Agreement covering all contracts, agreements, permits and approvals and other interests in the Purchased Assets as set forth in Appendices C, D, E, F, G, H, I, J, K and L;

(4) Bill of Sale or other documents of assignment and transfer, with full warranties of title, to all Purchased Assets, other than the property set forth in Appendix A;

(5) Non-foreign affidavit, no-lien affidavit, “gap” affidavit, waiver and release of lien or such other forms as are customarily required for issuance of the title insurance policy referenced herein; and

(6) Any affidavits, certificates, estoppel certificates, corrective instruments, releases, satisfactions or terminations necessary to close, including, but not limited to, those instruments identified by the title insurer insuring the real property set forth in Appendix A.

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(D) Aqua acknowledges that the FGUA will issue Bonds to generate proceeds to pay the Purchase Price as described in Section 3.03 hereof. Therefore, all closing procedures shall be subject to the customary and reasonable requirements of the underwriter selected by the FGUA and the purchasers of the revenue bonds. The disbursement of proceeds shall be at the direction of the Title Agent in order to secure coverage against material adverse matters or defects in title which are recorded during the period of time between the effective date of the title insurance commitment and the date of recording of the document creating the estate or interest to be insured.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.01. RIGHT TO ENTER. Prior to the Closing, the FGUA shall have the right, at any reasonable time during normal business hours with twenty four (24) hours prior notice to Aqua, to enter upon Aqua’s property to inspect the Utility System and the Purchased Assets, to familiarize itself with day-to-day operations, to review the operational practices of Aqua, and to ensure compliance with any and all federal and state regulatory requirements; provided, however, that such access shall not be had or done in any such manner so as to unreasonably interfere with the normal conduct of the Utility System and Purchased Assets.

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SECTION 6.02. CONDUCT BETWEEN EXECUTION AND CLOSING. After the date of execution of this Agreement until the Closing, Aqua shall:

(A) Continue to provide water and wastewater treatment to its current customers in the ordinary and usual manner;

(B) Comply with all legal requirements, contractual obligations and maintain the Utility System in the ordinary course of business, consistent with prior practice;

(C) Not, except in the ordinary course of business or as required by law, dispose of any Purchased Assets or enter into or modify any effluent reuse or disposal agreements, developer, water or wastewater service agreement, or construction or third party vendor agreement affecting the Utility System, without the prior written consent of the FGUA, which consent shall not be unreasonably withheld and which shall be acted upon promptly by the FGUA;

(D) Confer with the FGUA prior to implementing operational decisions of a material nature which are not in the ordinary course of business or which may constitute an obligation or liability of the FGUA following Closing;

(E) Maintain all books and records relating to the Utility System in the ordinary course of business; and

(F) Make a good faith effort to provide to the FGUA copies of all Easements of Aqua.

Notwithstanding the foregoing, Aqua shall have the right until the Closing, and in its sole and absolute discretion, to (i) settle any or all disputes provided such settlement does not modify Utility System rates, fees, charges or revenue or materially modify the Purchased Assets, and (ii) file and pursue any and all rate proceedings, in each case without obtaining the prior written consent of the FGUA.

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SECTION 6.03. AQUA EMPLOYEES.

(A) Each Seller shall, within five (5) days of Aqua signing this Agreement, provide the FGUA and its contractor, U.S. Water/Wade Trim, LLC (“Contractor”), with a list of all of such Seller’s non-executive employees and other pertinent information with respect to such employees relating to the Aqua Counties as reasonably requested by the FGUA or Contractor.

(B) The FGUA covenants, and shall cause Contractor, to offer employment to all such non-executive employees relating to the Aqua Counties as of the Closing Date with comparable pay and benefits as such non-executive employees presently enjoy as of the date of this Agreement, subject to passing Contractor’s standard background check and drug screening. Each Seller shall be responsible for payment of all wages, salaries and benefits accrued and payable to individuals employed by such Seller through the Effective Time, and the FGUA shall have no liability therefor. The FGUA shall be responsible for payment of all wages, salaries and benefits, under the Contractor’s benefit plans, relating to all non-executive employees hired by the FGUA for the period commencing on and from the Effective Time for a minimum period of twelve (12) months, subject to the FGUA or Contractor’s ordinary employment retention and termination standards.

SECTION 6.04. APPLICABLE LAW; JURISDICTION AND VENUE.

(A) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(B) The parties to this Agreement expressly consent to the jurisdiction of and agree to suit in any court of general jurisdiction in the State of Florida, whether state, local or federal, and further agree that venue shall lie in Leon County.

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SECTION 6.05. NOTICE.

(A) All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, or by courier service, charges prepaid, to the parties at the following addresses:

To the FGUA:	System Manager
Government Services Group, Inc.
1500 Mahan Drive, Suite 250
Tallahassee, Florida 32308
Attention: Robert Sheets
Email: Rsheets@govserv.com

with a copy to:	Nabors, Giblin & Nickerson, P.A.
1500 Mahan Drive, Suite 200
Tallahassee, Florida 32308
Attention: Brian P. Armstrong
Email: Barmstrong@ngnlaw.com

To Aqua:	Aqua Utilities Florida, Inc.
Crystal River Utilities, Inc.
762 West Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
Attention: Christopher P. Luning, Esquire
Email: Cpluning@aquaamerica.com

with a copy to:	Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, Pennsylvania 19103
Attention: Peter J. Tucci, Esquire
Email: ptucci@foxrothschild.com

(B) Any written notice given to one person in subsection (A) of this Section 6.05 shall also be copied and provided to all other persons identified in subsection (A) of this Section 6.05.

(C) The parties may, by notice in writing given to the others, designate any future or different addresses to which the subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand, by electronic correspondence or by facsimile transmission or five (5) days after the date mailed.

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SECTION 6.06. ASSIGNMENT AND JOINDER. Neither Aqua nor the FGUA shall have the power or authority to assign this Agreement or any of their rights, duties or obligations hereunder to a third party, without the prior written consent of the other party. This Agreement shall be construed as solely for the benefit of the FGUA and Aqua, and their successors by law, and no claim or cause of action shall accrue to or for the benefit of any other third party by reason hereof.

SECTION 6.07. INDIVIDUAL LIABILITY. Notwithstanding anything to the contrary contained herein or in any other instrument or document executed by or on behalf of the FGUA in connection herewith, no stipulation, covenant, agreement or obligation contained herein or therein shall be deemed or construed to be a stipulation, covenant, agreement, or obligation of any present or future member, officer, employee, contractor or agent of the FGUA, or of any incorporator, member, director, trustee, officer, employee or agent of any successor to the FGUA, in any such Person’s individual capacity, and no such Person, in an individual capacity, shall be liable personally for any breach or non-observance of or for any failure to perform, fulfill or comply with any such stipulations, covenants, agreements or obligations, nor shall any recourse be had for the payment of the Purchase Price or for any claim based hereon or on any such stipulation, covenant, agreement, or obligation, against any such person, in an individual capacity, either directly or through the FGUA or any successor to the FGUA, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such Person, in an individual capacity, is hereby expressly waived and released. All references to the FGUA in this Section 6.07 shall be deemed to include the FGUA, its government members, Board members, officers, attorneys, employees, contractors and agents. The provisions of this Section shall survive the termination of this Agreement.

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SECTION 6.08. FGUA LIABILITIES. The FGUA shall not be obligated to pay any liability arising out of or in any connection whatsoever with this Agreement from any funds except from the net revenues realized by the FGUA after the Closing from its ownership and operation of the respective Operating System. It is further agreed between the FGUA and Aqua that this Agreement and any obligations arising in connection therewith, whether for payment of the Purchase Price, or for any claim of liability, remedy for breach or otherwise, shall not constitute a lien on the Utility System or any other property owned or operated by the FGUA, or any governmental member of the FGUA.

SECTION 6.09. AQUA LIABILITIES.

(A) Aqua shall not be liable to the FGUA for any liabilities, obligations, damages, losses, actions, audits, deficiencies, claims, fines, costs and expenses resulting from, relating to or arising out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Aqua under this Agreement, or from any misrepresentation in, or omission from, any Appendix or information furnished by Aqua pursuant to this Agreement, unless and until the FGUA shall have sustained cumulative losses as a result of one or more claims of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deductible”) in which event Aqua shall be responsible only for losses exceeding the Deductible. Once the aggregate of losses exceeds the Deductible, the maximum liability for which Aqua shall reimburse the FGUA shall not exceed the amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00) (the “Cap”). At Closing, Aqua shall provide a corporate guarantee by Aqua Utilities, Inc., in a form reasonably satisfactory to the FGUA’s counsel, that shall guarantee and ensure payment and performance of any and all Aqua liabilities arising under this Section 6.09.

Asset Acquisition Agreement	Page | 40

(B) Notwithstanding the foregoing, during the Real Estate Warranty Period, Aqua agrees to undertake the following, and to be liable for the full cost thereof including reasonable attorney’s fees and costs: (i) conveyance to the FGUA, free and clear of any liens or encumbrances (subject to the Permitted Exceptions), of any real property interests discovered post-Closing that should have been included in Appendices A or B based on ownership or possession of Aqua on the Closing Date; and (ii) acquisition and conveyance to the FGUA, free and clear of any liens or encumbrances, of any interest in real property within which Purchased Assets are located, and which should have been included in Appendices A or B based on ownership or possession of that portion of the Purchased Assets by Aqua on the Closing Date; provided, however, that Aqua’s liabilities pursuant to this Section 6.09(B) shall not be subject to the Deductible, but shall be subject to the Cap. Discovery and correction of the real estate issues identified in the subsection shall not constitute a misrepresentation or breach of warranty actionable under Section 6.09(A) of this Agreement.

SECTION 6.10. AMENDMENTS AND WAIVERS. No amendment, supplement, modification or waiver of this Agreement shall be binding upon any party hereto unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

Asset Acquisition Agreement	Page | 41

SECTION 6.11. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the agreements, understandings, negotiations and discussions of the parties, whether oral or written, pertaining to the subject matter hereof, and there are not warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

SECTION 6.12. EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with its terms, this Agreement shall then become void and have no effect, with no liability on the part of any of the parties to this Agreement or their affiliates, except that nothing shall relieve a party from liability for any breach of this Agreement.

SECTION 6.13. PUBLICITY; ANNOUNCEMENTS. The parties agree to issue an initial press release announcing the consummation of the transactions contemplated by this Agreement to be issued promptly following the date hereof and in a form which is prepared by Aqua and reasonably satisfactory to the FGUA. The parties acknowledge that notices have been provided to the Aqua Counties in which the FGUA must provide notice, and that the FGUA has held public hearings and issued other public statements concerning the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to local government representatives, customer groups and others as appropriate in furtherance of the objectives of this Agreement. To the extent practicable, the FGUA will coordinate with Aqua regarding the timing and content of notices and public statements regarding the transactions contemplated by this Agreement.

Asset Acquisition Agreement	Page | 42

SECTION 6.14 CONFIDENTIALITY. Notwithstanding any other term of this Agreement, each of the FGUA and Aqua acknowledges that it is no longer bound by the terms of that certain Non-Disclosure Agreement, dated April 3, 2012, entered into by and between the FGUA and Aqua Utilities Florida, Inc.

SECTION 6.15 RADON GAS. RADON IS NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON TESTING MAY BE OBTAINED FROM THE COUNTY PUBLIC HEALTH UNIT.

SECTION 6.16. TRANSITION SERVICES.

(A) The parties acknowledge and agree that the FGUA and its Contractor will require a minimum period of sixty (60) days to prepare for an orderly and efficient transition of operations, customer service and billing activities to the FGUA and, as such, the parties acknowledge and agree that beginning January 1, 2013, the FGUA, its Contractor and Aqua will take all steps necessary and exert their respective best efforts, to include information sharing, test programming, document sharing and such other activities, so as to create a seamless transition of such activities on or around the Closing Date. In the event such activities are accomplished in this timely fashion, the need for Aqua post-closing transition services will be mitigated or eliminated.

Asset Acquisition Agreement	Page | 43

(B) On or before the Closing Date, at either party’s option, the parties will enter into a transition services agreement (the “Transition Services Agreement”), pursuant to which the parties will agree upon a list of reasonable transition services to be provided by either party, or its affiliates, to the other party, or its affiliates. Such services shall be provided at reasonable rates (which rates shall not exceed 100% of the cost of either party, or its affiliates, providing such services prior to the Closing) as allocated in accordance with the methodologies used for such allocations by such party and its affiliates in accordance with past practice, and in accordance with the terms and conditions set forth in the Transition Services Agreement. The parties shall cooperate in good faith during the period between the date hereof and the Closing Date in order to minimize, to the extent possible, the period of time following the Closing Date that either party will require services to be provided under the Transition Services Agreement.

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Asset Acquisition Agreement	Page | 44

IN WITNESS WHEREOF, the FGUA and Aqua have caused this Agreement to be duly executed and entered into on the date first above written.

FLORIDA GOVERNMENTAL UTILITY AUTHORITY

	By:	Lea Ann Thomas
	Its:	Chair
Attest:

Robert Sheets

AQUA UTILITIES FLORIDA, INC.

	By:	Nicholas DeBenedictis
	Its:	Chairman
Attest:

Christopher P Luning

CRYSTAL RIVER UTILITIES, INC.

	By:	Nicholas DeBenedictis
	Its:	Chairman
Attest:

Christopher P Luning

Asset Acquisition Agreement	Page | 45

APPENDIX A

SCHEDULE OF REAL PROPERTY

A-1

APPENDIX B

SCHEDULE OF EASEMENTS

B-1

APPENDIX C

SCHEDULE OF ASSETS COMPRISING THE UTILITY SYSTEM

C-1

APPENDIX D

SCHEDULE OF THIRD PARTY WARRANTIES RELATED TO

COMPLETED OR IN PROGRESS CONSTRUCTION

D-1

APPENDIX E

SCHEDULE OF PERMITS

E-1

APPENDIX F

SCHEDULE OF LITIGATION AND REGULATORY NON-COMPLIANCE

F-1

APPENDIX G

SCHEDULE OF INVENTORY

G-1

APPENDIX H

SCHEDULE OF OPERATING AND VENDOR CONTRACTS

H-1

APPENDIX I

SCHEDULE OF REUSE AND EFFLUENT DISPOSAL AGREEMENTS

I-1

APPENDIX J

SCHEDULE OF PURCHASED

WATER AND WASTEWATER SERVICE AGREEMENTS

J-1

APPENDIX K

SCHEDULE OF EXECUTORY AGREEMENTS

(DEVELOPER AGREEMENTS)

K-1

APPENDIX L

SCHEDULE OF EXECUTORY AGREEMENTS

(OTHER THAN DEVELOPER AGREEMENTS)

L-1

APPENDIX M

SCHEDULE OF RATES, FEES AND CHARGES

M-1

APPENDIX N

SCHEDULE OF ENVIRONMENTAL COMPLIANCE EXCEPTIONS

N-1

APPENDIX O

SCHEDULE OF EXCLUDED ASSETS

(1)	all cash, cash equivalents and short-term investments; all payments received by Aqua prior to the Closing;

(2)	all minute books, stock records and corporate seals;

(3)	any shares of capital stock of Aqua;

(4)	all insurance policies and rights thereunder;

(5)	the following agreements:

(a)

(b)

(c)

(6)	records that Aqua is required by law to retain in its possession;

(7)	all claims, existing as of the Closing Date, for refunds of Taxes and other governmental charges of whatever nature;

(8)	all rights and obligations in connection with and assets of any employee benefit plans;

(9)	the following property and assets:

(a)

(b)

(c)

(10)	the following rolling stock:

(a)

(b)

(c)

(11)	All rights of Aqua under this Agreement and all ancillary documents hereto.

O-1

APPENDIX P

SCHEDULE OF PERMITTED EXCEPTIONS

P-1

APPENDIX Q

FORM OF DOCUMENT ESCROW AGREEMENT

Q-1

APPENDIX R

FORM OF DOCUMENTS FOR CLOSING

R-1

APPENDIX S

PURCHASE PRICE CALCULATION

BASED ON TRUE INTEREST COST

S-1